Exhibit 99.1


[GRAPHIC OMITTED][GRAPHIC OMITTED]
                                                                One Ameren Plaza
                                                            1901 Chouteau Avenue
                                                             St. Louis, MO 63103
Contact:

Media                  Analysts                                Investors
Tim Fox                Bruce Steinke                           Investor Services
(314) 554-3120         (314) 554-2574                          invest@ameren.com
tfox2@ameren.com       bsteinke@ameren.com

FOR IMMEDIATE RELEASE
---------------------


                          AMEREN REPORTS 2003 EARNINGS


     St. Louis, Mo., Feb. 10, 2004---Ameren Corporation (NYSE: AEE) today announced 2003 net income of $524 million, or $3.25 per share ($3.25 diluted), compared to net income of $382 million, or $2.61 per share ($2.60 diluted), in 2002. Ameren recorded net income of $38 million, or 24 cents per share (24 cents diluted), for the fourth quarter of 2003, compared to a net loss of $32 million, or 20 cents per share (20 cents diluted), for the fourth quarter of 2002.

     Net income in 2003 included a third quarter after-tax gain of $31 million, or 19 cents per share, related to the settlement of a dispute over certain mine reclamation issues with a coal supplier and a first quarter after-tax gain of $18 million, or 11 cents per share, due to the adoption of a new accounting standard related to the recognition of asset retirement obligations. Net income in 2002 included a fourth quarter after-tax charge of $58 million, or 40 cents per share, which primarily related to a voluntary employee retirement program and restructuring charges associated with the retirement of the company's Venice, Ill., plant.

     Excluding these items, adjusted (non-GAAP) net income in 2003 was $475 million, or $2.95 per share ($2.95 diluted), compared to adjusted (non-GAAP) net income of $440 million, or $3.01 per share ($3.00 diluted), in 2002. Adjusted (non-GAAP) net income for the fourth quarter of 2002 was $26 million, or 18 cents per share (18 cents diluted).

     "Despite our share of challenges in 2003, we again delivered solid returns to our shareholders and reliable service to our customers," said Gary L. Rainwater, chairman and chief executive officer of Ameren Corporation. "As we began 2003, we faced a weak economy and energy market, electric rate reductions in our Missouri service territory and rising employee benefit costs. To tackle these challenges, we initiated a voluntary retirement program that reduced staffing levels; we closed inefficient generating units and took steps to reduce employee benefit costs, while still maintaining our position as an employer of choice."

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     Mr. Rainwater added, "In the spring of 2003, an unexpected  challenge arose as the worst series of storms and tornados in our history hit our service territory. However, our crews persevered and restored service quickly. Following the outages our customer service and satisfaction ratings actually increased--a testament to the hard work and the positive impression our crews made with customers."

     "As we moved through 2003, we seamlessly completed the acquisition and integration of CILCORP Inc. As a result, we realized anticipated acquisition synergies and fully expect to realize even greater synergies in the future," noted Mr. Rainwater. "Lastly, our cost containment measures and excellent operating performance, when combined with better-than-expected power prices, put us in a position to offset lower sales due to mild weather."

     Electric revenues in 2003 increased by $417 million, compared to 2002. The acquisition of CILCORP Inc. (including its utility subsidiary now operating as AmerenCILCO) increased electric revenues by $497 million. Higher interchange revenues associated with higher power prices and the improved availability of power plants also increased electric revenues by approximately $80 million. As a result, earnings from interchange power sales by AmerenEnergy, Inc., on behalf of AmerenUE and AmerenEnergy Generating Company, were 55 cents per share in 2003, versus 20 cents per share in 2002.

     These increases in revenues were partially offset by lower revenues from native load customers due to cooler summer weather in 2003, compared to hotter than normal summer weather in 2002. The company estimates that milder weather resulted in a 40 to 50 cent per share reduction in 2003 net income, compared to 2002. In addition, electric rate reductions in AmerenUE's Missouri service territory lowered 2003 revenue by $34 million, as compared to 2002. In the company's pre-CILCORP acquisition service area, weather-sensitive residential and commercial electric kilowatthour sales declined 4 percent and 2 percent, respectively, in 2003, compared to 2002. However, industrial electric kilowatthour sales in 2003 increased 2 percent in the company's pre-CILCORP acquisition service territory.

     Other operations and maintenance expenses increased $64 million in 2003, compared to 2002. Increased expenses due to the acquisition of CILCORP's operations ($135 million) and rising employee benefit costs were partially offset by lower labor costs resulting from the voluntary retirement program implemented at Ameren in early 2003 and lower electric generating plant maintenance costs. Earnings per share were also unfavorably impacted, compared to 2002, by higher depreciation expenses and financing costs associated with

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increased  capital  expenditures,  as well as a greater  number of common shares outstanding resulting from shares issued in 2002 and 2003 as the company continued to maintain its strong credit profile.

     As noted previously, Ameren completed the acquisition of CILCORP in January 2003, and completed the integration of financial and operating systems in the second half of 2003. During 2003, the CILCORP transaction was accretive to earnings per share by approximately 4 cents, consistent with Ameren's expectations.

     On February 3, 2004, Ameren announced the signing of a definitive agreement to purchase the stock of Decatur, Ill.-based Illinois Power Company and a 20 percent interest in Electric Energy, Inc. (EEI) from Dynegy Inc. (NYSE: DYN) in a transaction valued at $2.3 billion. Ameren also announced that its financing plan for this transaction would include the issuance of new Ameren common stock, which in total, is expected to equal at least 50 percent of the transaction value. Last week, Ameren sold approximately 19.1 million shares of common stock valued at $875 million. The net proceeds from the offering are expected to be ultimately used for this acquisition.

     "Consistent with our acquisition of CILCORP, we intend to approach our financing for the Illinois Power acquisition in a conservative and prudent fashion," said Warner L. Baxter, executive vice president and chief financial officer. "We view our acquisition of Illinois Power and a greater ownership interest in EEI as a strategic long-term investment, which calls for a financing plan consistent with this perspective."

     Mr. Baxter added, "We expect this acquisition to be accretive to earnings by 5 to 10 cents per share in each of the first two years after closing and to provide significant long-term value for all of our stakeholders. However, last week's issuance of common stock prior to the closing of the acquisition will be dilutive to 2004 earnings per share by approximately 15 to 18 cents, assuming a year-end closing of the transaction."

     As a result of the issuance of the 19.1 million new shares of common stock, Ameren announced today that it now expects its 2004 earnings per share to range between $2.75 and $2.95 per share. Prior to the issuance of the new common stock, the company expected its 2004 earnings per share would range between $2.90 and $3.10 per share. The 2004 estimate excludes any potential earnings impact of the Illinois Power acquisition or potential further common stock issuances prior to the closing of the transaction. The company's guidance is subject to, among other things, plant operations, weather conditions, energy market and

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economic  conditions,  unusual or otherwise unexpected gains or losses and other risks and uncertainties outlined in the company's Forward-Looking Statements section of this release.

     Ameren will conduct a conference call for financial analysts at 9:00 a.m. (Central Time) on Tuesday, Feb. 10, to discuss 2003 net income and the updated 2004 guidance. Investors, the news media and the public may listen to a live Internet broadcast of the Ameren analyst call at www.ameren.com by clicking on "2003 Earnings Conference Call," then the appropriate audio link. The analyst call will also be available for replay on the Internet for one year. Telephone playback of the conference call will also be available beginning at 12:00 p.m. (Central Time), Feb. 10, until Feb. 17 by dialing, U.S. (800) 428-6051; international (973) 709-2089, and entering the number: 331947.

     With assets of $14.3 billion, Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a capacity of more than 14,700 megawatts. Ameren serves 1.7 million electric customers and 500,000 natural gas customers in a 49,000 square-mile area of Missouri and Illinois.

Forward-Looking Statements
--------------------------

     Statements made in this release, which are not based on historical facts, are "forward-looking" and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such "forward-looking" statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the company is providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in past and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such "forward-looking" statements:

o the closing and timing of Ameren's acquisition of Illinois Power and the impact of any conditions imposed by regulators in connection with their approval thereof;
o    the effects of the  stipulation  and  agreement  relating  to the  AmerenUE
     Missouri electric excess earnings complaint case and other regulatory actions, including changes in regulatory policy;
o changes in laws and other governmental actions, including monetary and fiscal policy;
o the impact on the company of current regulations related to the opportunity for customers to choose alternative energy suppliers in Illinois;
o the effects of increased competition in the future due to, among other things, deregulation of certain aspects of the company's business at both the state and federal levels;
o the effects of participation in a Federal Energy Regulatory Commission-approved regional transmission organization, including activities associated with the Midwest Independent System Operator;

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o    the  availability of fuel for the production of  electricity,  such as coal and natural gas, and purchased power and natural gas for distribution, and the level and volatility of future market prices for such commodities, including the ability to recover any increased costs;
o    the use of financial and derivative instruments;
o    average rates for electricity in the Midwest;
o    business and economic conditions;
o the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
o    interest rates and the availability of capital;
o actions of ratings agencies and the effects of such actions; weather conditions; generation plant construction, installation and performance; operation of nuclear power facilities and decommissioning costs;
o    the  effects  of  strategic   initiatives,   including   acquisitions   and
     divestitures;
o the impact of current environmental regulations on utilities and generating companies and the expectation that more stringent requirements will be introduced over time, which could potentially have a negative financial effect;
o future wages and employee benefits costs, including changes in returns on benefit plan assets;
o disruptions of the capital markets or other events making the company's access to necessary capital more difficult or costly;
o competition from other generating facilities, including new facilities that may be developed; difficulties in integrating AmerenCILCO and Illinois Power with the company's other businesses;
o changes in the coal markets, environmental laws or regulations, or other factors adversely impacting synergy assumptions in connection with the CILCORP Inc. and Illinois Power acquisitions;
o cost and availability of transmission capacity for the energy generated by the company's generating facilities or required to satisfy energy sales made by the company; and legal and administrative proceedings.

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